EXHIBIT 99.1
Contact: Brian K. Miller
Executive Vice President - CFO
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS 92 PERCENT INCREASE
IN FIRST QUARTER EARNINGS
SOFTWARE-RELATED REVENUES GROW 19 PERCENT
Dallas, April 27, 2009 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended March 31, 2009:
•	Total revenues were $69.6 million, up 17.2 percent compared to $59.4 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services and maintenance) grew in the aggregate 19.0 percent for the quarter.

•	Operating income was $10.0 million, up 113.7 percent, compared with operating income of $4.7 million in the same quarter of 2008.

•	Net income was $6.0 million, or $0.16 per diluted share, an increase of 92.1 percent over the prior year’s first quarter. Net income for the three months ended March 31, 2008 amounted to $3.1 million, or $0.08 per diluted share.

•	Free cash flow was $9.9 million (cash provided by operating activities of $12.2 million minus capital expenditures of $2.3 million), versus free cash flow of $16.9 million (cash provided by operating activities of $17.8 million minus capital expenditures of $891,000) for the same period last year. Capital expenditures for the three month period ended March 31, 2009 include $1.5 million related to construction expenditures on a new office building for one of Tyler’s divisions.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 62.6 percent to $12.3 million. EBITDA for the first quarter of 2008 totaled $7.6 million.

•	Gross margin was 43.5 percent, an increase of 680 basis points from 36.7 percent in the quarter ended March 31, 2008.

•	Selling, general and administrative expenses were $17.4 million (25.0 percent of revenues) compared to $14.8 million (24.9 percent of revenues) in the same quarter last year.
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Tyler Technologies Reports 92 Percent Increase in First Quarter Earnings
April 27, 2009

•	Share-based compensation expense for the first quarter under FAS 123R totaled $1.1 million, of which $120,000 was included in cost of revenues and $1.0 million was included in selling, general and administrative expenses. For the first quarter of 2008, share-based compensation expense was $716,000, of which $69,000 was included in cost of revenues and $647,000 was included in selling, general and administrative expenses.

•	Total backlog was $231.3 million at March 31, 2009, compared to $242.4 million at March 31, 2008. Software-related backlog (excluding appraisal services) was $206.4 million at March 31, 2009 versus $217.8 at March 31, 2008.

•	Tyler ended the first quarter of 2009 with $11.1 million in cash and investments and $17.5 million of availability under its $25 million revolving line of credit. During the quarter, the Company repurchased 707,100 shares of its common stock at an aggregate purchase price of $8.8 million and used $525,000 in cash for an acquisition during the quarter.
“We are pleased to report a strong start to the year with solid results in the first quarter of 2009,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “With double-digit growth in each of our software-related revenue lines, including a 29 percent increase in software licenses, our competitive position remains very strong. Our organic growth of 15% was supplemented by 2% growth from acquisitions completed in the last year. Tyler’s gross margin improvement, which reflects the operating leverage in our business as well as the elimination of a significant portion of our software amortization expense, was combined with SG&A expenses that grew in line with revenues. As a result, we more than doubled last year’s first quarter operating income and earnings per share, even as we increased our investment in research and development.
“Tyler’s first quarter free cash flow of approximately $9.9 million, including capital expenditures of $1.5 million related to the construction of an office facility, exceed GAAP net income but was lower than in the same period last year primarily due to unusually favorable billing terms on certain large contracts in the first quarter of 2008,” noted Mr. Marr. “We used cash generated from operations during the quarter to repurchase over 707,000 shares of our stock, as well as for the acquisition of PulseMark, LLC.
“Broad economic conditions and the related effects on local government budgets remain a concern, and we are closely monitoring market conditions and the potential impact on our business, especially in the second half of the year. While we have not seen a significant effect on our results to date, the leading indicators that we follow are somewhat mixed, and our current annual guidance for 2009 is unchanged from that provided earlier this year,” Mr. Marr continued.
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Tyler Technologies Reports 92 Percent Increase in First Quarter Earnings
April 27, 2009

Annual Guidance for 2009
Total revenues for 2009 are currently expected to be in the range of $292 million to $298 million. Tyler expects to have diluted earnings per share of approximately $0.66 to $0.72. These estimates include assumed non-cash pretax expense for the year of approximately $4.8 million, or $0.10 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2009 will be approximately 39.7 percent.
Tyler expects that free cash flow for the year 2009 will be between $28 million and $36 million (cash provided by operations of $43 million to $50 million minus capital expenditures of between $14 million and $16 million). Excluding estimated real estate capital expenditures of approximately $11 million, free cash flow for 2009 is expected to be between $39 million and $47 million.
Tyler Technologies will hold a conference call on Tuesday, April 28 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 204-4426 (U.S. dialers) and (913) 312-6671 (international dialers). Please refer to confirmation code 4995541. A replay of the call will be available two hours after the completion of the call through May 5, 2009. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 4995541. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for two consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as
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Tyler Technologies Reports 92 Percent Increase in First Quarter Earnings
April 27, 2009

our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends, and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
09-23

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Software licenses	$10,756	$8,369
Subscriptions	3,976	3,265
Software services	19,232	16,525
Maintenance	29,138	24,849
Appraisal services	4,892	4,582
Hardware and other	1,571	1,761

Total revenues	69,565	59,351

Cost of revenues:
Software licenses	1,276	2,203
Acquired software	315	436
Software services, maintenance and subscriptions	33,087	30,444
Appraisal services	3,363	3,167
Hardware and other	1,232	1,298

Total cost of revenues	39,273	37,548

Gross profit	30,292	21,803

Selling, general and administrative expenses	17,410	14,752
Research and development expense	2,235	1,816
Amortization of customer and trade name intangibles	672	567

Operating income	9,975	4,668
Other (expense) income, net	(14)	402

Income before income taxes	9,961	5,070
Income tax provision	3,955	1,944

Net income	$6,006	$3,126

Earnings per common share:
Basic	$0.17	$0.08

Diluted	$0.16	$0.08

EBITDA (1)	$12,307	$7,571

Weighted average common shares outstanding:
Basic	35,497	38,020
Diluted	36,747	39,527

(1)	Reconciliation of EBITDA

	Three Months Ended March 31,
	2009	2008
Net income	$6,006	$3,126
Amortization of customer and trade name intangibles	672	567
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,660	2,369
Interest expense (income) included in other income, net	14	(435)
Income tax provision	3,955	1,944

EBITDA	$12,307	$7,571

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$2,311	$1,762
Restricted cash equivalents	5,082	5,082
Short-term investments available-for-sale	—	775
Accounts receivable, net	65,596	76,989
Other current assets	10,148	10,046
Deferred income taxes	2,586	2,570

Total current assets	85,723	97,224

Accounts receivable, long-term portion	292	197
Property and equipment, net	27,874	26,522
Non-current investments available-for-sale	3,733	3,779
Other assets:
Goodwill and other intangibles, net	123,138	123,812
Other	241	227

Total assets	$241,001	$251,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,735	$25,696
Short-term revolving line of credit	7,500	8,000
Deferred revenue	87,042	95,773

Total current liabilities	119,277	129,469

Deferred income taxes	8,030	8,030
Shareholders’ equity	113,694	114,262

Total liabilities and shareholders’ equity	$241,001	$251,761

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$6,006	$3,126
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,332	2,936
Share-based compensation expense	1,127	716
Excess tax benefit from exercise of share-based arrangements	(148)	(42)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	2,889	11,032

Net cash provided by operating activities	12,206	17,768

Cash flows from investing activities:
Proceeds from sales of investments	775	42,265
Purchases of investments	—	(8,625)
Cost of acquisitions, net of cash acquired	(525)	(13,864)
Additions to property and equipment	(2,333)	(891)
Increase in restricted investments	—	(620)
Increase in other	(6)	(400)

Net cash (used) provided by investing activities	(2,089)	17,865

Cash flows from financing activities:
Purchase of treasury shares	(10,096)	(12,646)
Net payments on revolving line of credit	(500)	—
Contributions from employee stock purchase plan	322	256
Proceeds from exercise of stock options	558	164
Excess tax benefit from exercise of share-based arrangements	148	42

Net cash used by financing activities	(9,568)	(12,184)

Net increase in cash and cash equivalents	549	23,449
Cash and cash equivalents at beginning of period	1,762	9,642

Cash and cash equivalents at end of period	$2,311	$33,091